Exhibit 4.2
DEFERRED COMPENSATION PROGRAM
As amended and restated August 26, 2026
1.    NAME AND PURPOSE
1.1    Name. The name of this Program is the “Leggett & Platt, Incorporated Deferred Compensation Program.”
1.2    Purpose. The Program is intended to provide selected key employees, non-employee directors and advisory directors of the Company the opportunity to defer future compensation. The Program is an unfunded deferred compensation program for a select group of management and/or highly compensated employees as described in ERISA. Options that were granted under the Program before October 30, 2024 were, and Stock Units that are granted before the Closing Date under the Program have been or will be, granted under the Company’s Flexible Stock Plan, as amended, and are subject to the terms of that plan.
1.3    Effective Date. This Program is generally effective as of the date and time of the closing of the merger of Sparrow Unity Corporation, a subsidiary of Somnigroup International Inc. (the “Parent”), with and into the Company (such date and time being referred to as the “Closing Date” and such merger being referred to as the “Merger”), except as otherwise provided herein.
2.    DEFINITIONS
2.1    Beneficiary. The person or persons designated as the recipient of a deceased Participant’s benefits under the Program.
2.2    Benefits. The monetary value at any given time represented by the account held for a Participant under the Program.
2.3    Board. Until the Closing Date, the Board of Directors of the Company, and upon and following the Closing Date, the Board of Directors of the Parent.
2.4    Committee. The Compensation Committee of the Board of Directors, or any persons to whom the administrative authority has been delegated pursuant to Section 8.3.
2.5    Common Stock. The Company’s common stock, $.01 par value.
2.6    Company. Leggett & Platt, Incorporated.
2.7    Compensation. Salary, bonuses, director fees, and all other forms of cash compensation earned and vested in a calendar year. Bonuses may be earned and vested in one calendar year but become payable in the following calendar year.
2.8    Deferred Compensation. Any Compensation that would have become payable to a Participant but for the Participant’s election to defer such Compensation.
2.9    Disability. A Participant is considered disabled if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.
2.10    Diversified Investments. Various investments (including mutual funds, bonds, etc.) offered under the Program, as determined by the Investment Committee, but not including the L&P Cash Deferral unless otherwise determined by the Investment Committee. If the Investment Committee replaces a fund with another similar investment, all the balances in the original fund will be transferred to the new investment. If an investment category is deleted, the Investment Committee will determine to which investment option the assets should be mapped. The Company does not actually purchase the Diversified Investments for or on behalf of the Participant’s Diversified Investment Account. The Diversified Investment is a notional investment such that the Participant’s investment in Diversified Investments is merely an obligation by the Company to pay an amount that provides the same return (positive or negative) as the selected Diversified Investment.
2.11    Dividend Contribution. The Company’s contribution of dividend amounts to a Participant’s account made before the Closing Date pursuant to Section 5.2. Upon and following the Closing Date, no Dividend Contributions will be made.
2.12    Election. A Participant’s election to defer Compensation, which sets forth the percentage or amount of Compensation to be deferred and such other items as the Committee may require.
2.13    Employer. The Company or any directly or indirectly majority-owned subsidiary, partnership or other entity of the Company.
2.14    ERISA. The Employee Retirement Income Security Act of 1974, as amended.
2.15    Investment Committee. Until the Closing Date, the Company’s Investment Committee, and upon and following the Closing Date, the Parent’s Board or a committee selected by the Parent’s Board.
2.16    Investment Election. The Participant’s election to direct, effective upon and following the Closing Date, (a) Stock Units held in the Participant’s account immediately prior to the Closing Date into Diversified Investments and (b) future deferrals of Compensation into Diversified Investments or L&P Cash Deferrals.
2.17    L&P Cash Deferral. The deferral of Compensation into an obligation of the Company to pay on a future date or dates the Compensation plus interest thereon determined pursuant to Section 5.4.
2.18    Option. An option to purchase shares of Common Stock granted under the Program before October 30, 2024, which Option, if still in effect as of the Closing Date, will become an option to purchase a number of shares of common stock of the Parent determined in accordance with the Merger Agreement.
2.19    Participant. A director of the Company, a Section 16 Officer of the Company, or a management or highly compensated employee of the Employer selected by the Committee, who has delivered a signed Election form to the Company. The Committee may revoke an individual’s right to participate in the Program if he no longer meets the Program’s eligibility requirements or for any other reason. Such termination will not affect Benefits previously vested under the Program. For the avoidance of doubt, employees of the Parent and its subsidiaries that are not either the Company or subsidiaries of the Company are not eligible to be Participants.
2.20    Section 16 Officers. All officers of the Company who are, or were immediately before the Closing Date, subject to the requirements of Section 16 of the Securities Exchange Act of 1934.
2.21    Section 409A. Section 409A of the Internal Revenue Code, including all regulations and other guidance of general applicability issued thereunder.
2.22    Stock Unit. A unit of account deemed to equal a single share (or fractional share as the case may be) of Common Stock. No Participant or Beneficiary will have any of the rights of a shareholder with respect to Stock Units. Upon and following the Closing Date, no Stock Units shall exist.
2.23    Unforeseeable Emergency. A severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
3.    ELECTION TO DEFER
3.1    Type and Amount of Deferral. Each Participant may elect to defer all or a portion of his Compensation, before the Closing Date, into Stock Units, an L&P Cash Deferral, or any combination of the two, and upon and following the Closing Date, into Diversified Funds or an L&P Cash Deferral, or any combination of the two. Notwithstanding any other provision hereof, Participants may elect to defer into the L&P Cash Deferral only once annually, to be first effective for deferrals occurring during the calendar year following the date of the election (provided the election is made by the date in December established by the Company), unless otherwise determined by the Committee. Participants may choose the Diversified Investments by Investment Elections online via secure Account access provided by the Company’s third-party record keeper, unless otherwise determined by the Committee. Participants may (a) change their Investment Elections as to future deferrals, and (b) upon and following the Closing Date, may change their Investment Elections as to existing account balances (but not including changing the investment of existing account balances into or out of L&P Cash Deferrals), from time to time, in either case, subject to normal administrative procedures, unless otherwise determined by the Committee. Each Participant will be solely responsible for the selection of his or her investment choices. When a Participant makes an annual deferral election for Compensation for services performed during the next calendar year, the Participant must elect the Diversified Investments or an L&P Cash Deferral into which Participant deferrals that occur during such calendar year will be directed.
3.2    Election. A Participant’s Election must be made on or before December 15th for Compensation for services performed for the following calendar year, except that newly eligible Participants may (subject to any applicable insider trading policy of the Parent or the Company) make an Election during the calendar year within 30 days of first becoming eligible for participation for Compensation earned subsequent to the date of Election. Elections may be modified or withdrawn until such time as an original Election could no longer be made.
The Committee may provide for Elections at any other times with respect to all or any part of Compensation or Contributions to the extent that such Elections are consistent with the requirements of Section 409A.
3.3    Benefit Plan Contributions and Payroll Deductions. If Compensation payable after giving effect to a deferral Election will be insufficient to make all Company benefit contributions and required tax withholdings, the Participant must, at the time of the Election, make arrangements suitable to the Company for the payment of such amounts.
3.4    Vesting. All amounts that are credited to a Participant’s account under Benefits under the Program are at all times 100% vested.
4.    OPTIONS
4.1    Prior Discontinuation of Options. As of October 30, 2024, Options were no longer offered as an investment alternative under the Program.
4.2    Rights of Existing Option Holders. Options granted under the Program before October 30, 2024, shall be governed by the terms and conditions applicable to such Option at the time of grant and by the terms of the agreement and plan of merger pursuant to which the Merger becomes effective.
5.    STOCK UNIT AND L&P CASH DEFERRALS
5.1    Stock Units Until the Closing Date. Until the Closing Date, an account will be established to track Stock Units for each Participant who elects a Stock Unit deferral. Compensation will be deferred on a bi-weekly basis or as Compensation otherwise would have been paid, unless the Committee determines otherwise. Until the Closing Date, all Stock Unit deferrals and Dividend Contributions to a Participant’s account will be used to acquire Stock Units at a price equal to 80% of the fair market value of a share of Common Stock on the date such deferrals and Dividend Contributions are made. No Stock Unit deferrals or Dividend Contributions will be made upon or following the Closing Date.
5.2    Dividend Contributions until the Closing Date. Until the Closing Date, on the date a cash dividend is paid on Common Stock, the Company will make a Dividend Contribution equal to the per share cash dividend on the number of Stock Units credited to the Participant’s account on the dividend record date. No Dividend Contributions will be made upon or following the Closing Date.
5.3    Stock Unit Distributions until the Closing Date. For distributions made before the Closing Date, prior to distribution, Stock Units will be converted to the appropriate number of whole shares of Common Stock. The Company will make the distributions by January 31st of the elected distribution year. For annual installments paid prior to the Closing Date pursuant to annual installment elections, each annual distribution will be equal to the balance of Stock Units in the Participant’s account divided by the number of payments remaining.
The Company will withhold from the shares of Common Stock distributed any amount required to pay applicable taxes (at the Company’s required withholding rate). Alternatively, the Participant may pay such taxes in cash if he elects to do so before the distribution date. The Company may, at any time, require a Participant to settle the tax liability in cash.
Although the Company intends to settle Participants’ accounts that are held in Stock Units and distributed before the Closing Date in Common Stock, notwithstanding any other provision of the Program, the Company reserves the right, subject to the Committee’s approval, to pay Stock Units in cash in lieu of shares of Common Stock. If settled in cash before the Closing Date, the amount of the distribution will be equal to the Fair Market Value (as defined in the Company’s Flexible Stock Plan) of the number of shares of Common Stock that would otherwise be issued. Fair Market Value shall be determined at the date the shares of Common Stock would otherwise have been issued.
5.4    Stock Unit Conversions. As of the Closing Date, all Stock Units held in each Participant’s account (including accounts as to which installments distributions have already commenced) will be converted, at a price per share of Common Stock equal to the average of the average closing price per share for the five (5) trading days immediately prior to the Closing Date, into Diversified Investments (but not into an L&P Cash Deferral) based on the then most recent investment election in effect. Participants may choose the Diversified Investments for such conversion in the same manner as provided in Section 3.1. Thereafter, a Participant may change the investment of his account among the Diversified Investments in the same manner as provided in Section 3.1.
5.5    Deferrals Occurring upon and after the Closing Date. All Deferrals of Compensation into Diversified Investments (but not into L&P Cash Deferrals) that occur upon or after the Closing Date (including as to deferral elections made prior to the Closing Date) shall be increased by a Company matching contribution equal to twenty-five percent (25%) of the amount of the deferral to Diversified Investments that will be credited to the account as of the date the deferral occurs. The Company matching contribution will be deferred into Diversified Investments (but not into an L&P Cash Deferral) in accordance with the Participant’s most recent election then in effect pursuant to Section 3.1.
5.6    L&P Cash Deferral. L&P Cash Deferrals will bear interest at a rate established by the Committee. The interest will begin accruing on the date the Deferred Compensation would have been paid but for the deferral. The Committee will determine the interest rates. Unless otherwise determined by the Committee, once any deferrals or contributions have been deferred into L&P Cash Deferrals, such deferrals and contributions, plus any earnings thereon, will remain in L&P Cash Deferrals until they are paid out pursuant to Section 5.7, and no Investment Election will be permitted with respect to such amounts.
5.7    Timing and Form of Distribution. The Participant will select the timing and form of distribution (i.e., lump sum or installment payments) for his account balance on his Election form. The first payment date may not be earlier than two years after the Election is made or such other date as the Committee determines. The Committee may establish maximum deferral periods and maximum payout periods. Until otherwise determined, distribution payouts must begin within 10 years of the effective date of the deferral, and all amounts subject to the deferral must be distributed within 10 years of the first distribution payout.
The Participant may make an election to extend the payout period or change the form of distribution, not to exceed any maximum payout period established by the Committee. For purposes of the foregoing, each payout date in an installment distribution election will be treated as a separate election. Unless otherwise permitted under rules applicable to Section 409A, the election change must be made not less than 12 months before the scheduled payment date and must extend the distribution payment by at least five years.
5.8    Unforeseeable Emergency. In the event of an Unforeseeable Emergency, the Committee may, in its sole discretion and as permitted under applicable law, authorize an early distribution of a Participant’s account and cancellation of the Participant’s election. Amounts distributed due to an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need.
5.9    Unsecured Creditor. The Company’s obligation to a Participant is a mere promise to pay, until the Closing Date, shares of Common Stock or money, and upon and following the Closing Date, money, in the future, and in any case, the Participant will have the status of a general unsecured creditor of the Company.
6.    CLAIMS.
6.1    Adjudication of Claims. The Committee and the Company’s Secretary will make all determinations regarding benefits under the Program in accordance with ERISA.
6.2    Notice of Denial. If a Participant (or other person entitled to file a claim for benefits under ERISA) (a “claimant”) is denied a claim for benefits under the Program, the Committee shall provide to the claimant written notice of the denial within ninety (90) days (forty-five (45) days with respect to a denial of any claim for benefits due to the Participant’s Disability) after the Committee receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day or 45-day period, as applicable. In no event shall the extension exceed a period of ninety (90) days (thirty (30) days with respect to a claim for benefits due to the Participant’s Disability) from the end of such initial period. With respect to a claim for benefits due to the Participant’s Disability, an additional extension of up to thirty (30) days beyond the initial 30-day extension period may be required for processing the claim. In such event, written notice of the extension shall be furnished to the claimant within the initial 30-day extension period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Committee expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.
6.3    Contents of Notice of Denial. If a claimant is denied a claim for benefits under the Program, the Committee shall provide to such claimant written notice of the denial which shall set forth: (a) the specific reasons for the denial; (b) specific references to the pertinent provisions of the Program on which the denial is based; (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; (d) an explanation of the Program’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; (e) in the case of a claim for benefits due to a Participant’s Disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request; and (f) in the case of a claim for benefits due to a Participant’s Disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Program to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request.

6.4    Right to Review. After receiving written notice of the denial of a claim, a claimant or their representative shall be entitled to: (a) request a full and fair review of the denial of the claim by written application to the Committee (or Appeals Fiduciary in the case of a claim for benefits payable due to a Participant’s Disability); (b) request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; (c) submit written comments, documents, records, and other information relating to the denied claim to the Committee or Appeals Fiduciary, as applicable; and (d) a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
6.5    Application for Review.
(a)    If a claimant wishes a review of the decision denying their claim to benefits under the Program, other than a claim described in Subsection (b) of this Section, the claimant must submit the written application to the Committee within sixty (60) days after receiving written notice of the denial.
(b)    If the claimant wishes a review of the decision denying a claim to benefits under the Program due to a Participant’s Disability, the claimant must submit the written application to the Appeals Fiduciary within one hundred eighty (180) days after receiving written notice of the denial. With respect to any such claim, in deciding an appeal of any denial based in whole or in part on a medical judgment, the Appeals Fiduciary shall: (i) consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment; and (ii) identify the medical and vocational experts whose advice was obtained on behalf of the Program in connection with the denial without regard to whether the advice was relied upon in making the determination to deny the claim. Notwithstanding the foregoing, the health care professional consulted pursuant to this Subsection (b) shall be an individual who was not consulted with respect to the initial denial of the claim that is the subject of the appeal or a subordinate of such individual.
6.6    Hearing. Upon receiving a written application for review, the Committee or Appeals Fiduciary, as applicable, may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Committee or Appeals Fiduciary received such written application for review. At least ten (10) days prior to the scheduled hearing, the claimant and their representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or their representative, if any, may request that the hearing be rescheduled, for their convenience, on another reasonable date or at another reasonable time or place. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.
6.7    Decision on Review. No later than sixty (60) days (forty-five (45) days with respect to a claim for benefits due to the Participant’s Disability) following the receipt of the written application for review, the Committee or the Appeals Fiduciary, as applicable, shall submit its decision on the review in writing to the claimant involved and to their representative, if any, unless the Committee or Appeals Fiduciary determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days (ninety (90) days with respect to a claim for benefits due to the Participant’s Disability) after the date of receipt of the written application for review. If the Committee or Appeals Fiduciary determines that the extension of time is required, the Committee or Appeals Fiduciary shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day (forty-five (45) days with respect to a claim for benefits due to the Participant’s Disability) period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee or Appeals Fiduciary expects to render its decision on review. In the case of a decision adverse to the claimant, the Committee or Appeals Fiduciary shall provide to the claimant written notice of the denial which shall include: (a) the specific reasons for the decision; (b) specific references to the pertinent provisions of the Program on which the decision is based; (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; (d) a statement describing any available voluntary appeal procedures (if any) and of the claimant’s right to obtain information about such procedures as required by ERISA and a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review; (e) in the case of a claim for benefits due to the Participant’s

Disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request; (f) in the case of a claim for benefits due to a Participant’s Disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Program to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request; and (g) in the case of a claim for benefits due to a Participant’s Disability, a statement regarding the availability of other voluntary alternative dispute resolution options.
7.    COMPANY BENEFIT PLANS
7.1    Impact on Benefit Plans. The deferral of Compensation under the Program is not intended to affect other Employer benefit plans in which the Participant is participating or may be eligible to participate. The impact of the Program on other benefits is described below.
•401(k) Plans – Participation in the Program will reduce compensation eligible for contributions under any 401(k) plan maintained by the Parent or any subsidiary thereof, in the year the compensation is earned.
•Executive Diversified Program (until the Closing Date, known as the Executive Stock Unit Program (either being referred to as the “Executive Program”)—The amount of payroll deduction for under the Executive Program will be calculated as if no deferral had occurred. In the case of an Executive Program Participant who defers 100% of Compensation under the Deferred Compensation Program, the Company will make the Matching Contribution and Additional Matching Contribution under the Executive Program as though the full Participant’s Contribution had been made.
•Discount Stock Plan—Until the Closing Date, Contributions under the Company’s Discount Stock Plan will be calculated as if no deferral had occurred.
•Life Insurance and Disability Benefits—To the extent the level of benefits is based upon a Participant’s compensation, Deferred Compensation will be included when it would have otherwise become payable but for the deferral.
7.2    Contributions. Except as provided in Section 7.1, the Participant must make contributions and payments under all Employer benefit plans in which he is participating in the amounts required as if no deferral had occurred. If there is not sufficient Compensation after deferral from which to withhold required contributions and payments, the Participant must make arrangements suitable to the Company for payment of the required amounts.
8.    ADMINISTRATION
8.1    Administration. Except to the extent the Committee otherwise designates pursuant to Section 8.2(e), the Committee will control and manage the operation and administration of the Program.
8.2    Committee’s Authority. The Committee will have such authority as may be necessary to discharge its responsibilities under the Program, including the authority to: (a) interpret the provisions of the Program; (b) adopt rules of procedure consistent with the Program; (c) determine questions relating to Benefits and rights under the Program; (d) maintain records concerning the Program; (e) designate any Company employee or committee to carry out any of the Committee’s duties, including authority to manage the operation and administration of the Program; and (f) determine the content and form of the Participant’s Election and all other documents required to carry out the Program.
8.3    Section 16 Officers and Non-Employee Directors. Notwithstanding the foregoing, (i) the Committee may not delegate its authority, (a) prior to the Closing Date, with respect to Section 16 Officers, and (b) following the

Closing Date, with respect to Section 16 Officers who continue to be subject to the requirements of Section 16 of the Securities Exchange Act of 1934, if any, and (ii) the Board of Directors must approve any action related to Benefits for non-employee directors or advisory directors.
8.4    Compliance with Applicable Law. Notwithstanding anything contained in the Program or in any document issued under the Program, it is intended that the Program will at all times meet the requirements of Section 409A and any regulations or other guidance issued thereunder, and that the provisions of the Program will be interpreted to meet such requirements. To the extent permitted by Section 409A, the Committee retains the right to delay a Participant distribution if the payment of such distribution would violate securities laws, eliminate or reduce the Company’s tax deduction by application of Section 162(m) of the Internal Revenue Code, violate loan covenants or other contractual terms to which the Company is a party, or otherwise result in material harm to the Company.
9.    MISCELLANEOUS
9.1    Change in Capitalization. In the event of a stock dividend, stock split, merger, consolidation or other recapitalization of the Company affecting the number of outstanding shares of Common Stock, the number and kind of shares subject to an Option and exercise price and, until the Closing Date, the number of Stock Units credited to a Participant’s account, will be appropriately adjusted. As stated in Section 2.18, each Option that is still in effect as of the Closing Date, will become an option to purchase a number of shares of common stock of the Parent determined in accordance with the Merger Agreement. After the Closing Date, in the event of a stock dividend, stock split, merger, consolidation or other recapitalization of the Parent affecting the number of outstanding shares of common stock of the Parent, the number and kind of shares subject to the Option and the exercise price will be appropriately adjusted.
9.2    No Right of Employment. Nothing contained in the Program or in any document issued under the Program will constitute evidence of any agreement or understanding that the Employer will employ or retain the Participant for any period of time or at any particular rate of compensation.
9.3    Beneficiary. A Participant may designate one or more Beneficiaries to receive all of his Benefits resulting from any deferrals under this Program if he dies. A Participant may change or revoke a designation of a Beneficiary at any time upon written notice to the Company.
If a notice of beneficiary is not on file or if the Beneficiary is not living when the Participant dies, the Participant’s estate will be his Beneficiary.
9.4    Transferability. No Benefits or interests therein may be transferred, assigned or pledged during a Participant’s lifetime. Benefits may not be seized by any creditor of a Participant or Beneficiary or transferred by operation of law in the event of bankruptcy or insolvency. Any attempted assignment or transfer will be void. However, the Committee may, before the Closing Date in its sole discretion, allow a Participant to transfer Options by way of a bona fide gift. The donee will hold such Options subject to the Program.
9.5    Binding Effect. The Program will be binding upon and inure to the benefit of the Company, its successors and assigns, and each Participant, his heirs, personal representatives, and Beneficiaries.
9.6    Amendments and Termination. The Company will have the right to amend or terminate the Program at any time. However, no such amendment or termination will deprive any Participant of the right to receive Benefits previously vested under the Program.
9.7    Governing Law. To the extent not preempted by ERISA, Missouri law will govern this Program.
9.8    Data Privacy. The Company may collect and use personal information of Participants to implement and administer the Program, which may include, without limitation, a Participant’s: employee identification number; first and last names; home and other physical address; email addresses; telephone and fax numbers; organization name, job title, and department name; reporting hierarchy; work history; performance ratings; and payroll information. The Company may disclose such information to non-agent third parties assisting the Company in administering the Program. Additional information concerning the Company’s collection and use of personal information is available in the Privacy Policy located on the Company’s intranet site.